Exhibit 99.2
Etsy, Inc.
Unaudited Pro Forma Consolidated Financial Information
Introduction
As previously disclosed, on February 15, 2026, Etsy, Inc., a Delaware corporation (“Etsy" or the "Company") executed a Sale and Purchase Agreement (the “Original Purchase Agreement”) to sell all of the outstanding equity interests of Depop Limited ("Depop"), a wholly-owned subsidiary of Etsy incorporated under the laws of England and Wales operating its fashion resale marketplace, to eBay Inc., a Delaware corporation (“eBay”). The Original Purchase Agreement, as supplemented May 21, 2026 (the “First Amendment”) and as amended July 12, 2026 (the “Second Amendment”), is referred to herein collectively as the “Purchase Agreement.” Pursuant to the Purchase Agreement, eBay agreed to acquire all of the outstanding equity interests of Depop for a base purchase price of $1.2 billion in cash, subject to certain purchase price adjustments as set forth in the Purchase Agreement. The First Amendment was intended to enable Etsy and Depop to make continued investments, in their sole discretion, to maintain the competitiveness of the Depop business. The Second Amendment established a lockbox structure to fix the economic measurement date for purchase price adjustments (other than transaction expenses) as of July 17, 2026 (the “Lockbox Date”), among other things. Purchase price adjustments include those for Depop’s working capital, transaction expenses, cash, and indebtedness as well as for the value of any forfeited equity awards of Depop employees continuing with eBay, and for certain investments Etsy and Depop, in their sole discretion, made in the Depop business prior to the Lockbox Date.
On July 30, 2026 (the “Closing Date”), pursuant to the Purchase Agreement, Etsy completed the sale of Depop to eBay for aggregate cash consideration of approximately $1.4 billion, reflecting the purchase price of $1.2 billion plus $200 million of net purchase price adjustments and interest as set forth in the Purchase Agreement. The net cash proceeds is further subject to certain post-closing adjustments as set forth in the Purchase Agreement.
The sale of Depop constitutes a significant disposition for purposes of Item 2.01 of Form 8-K. Etsy has also determined that the sale of Depop has met the criteria to be classified as a discontinued operation in accordance with accounting principles generally accepted in the United States of America. Accordingly, the Company began to account for Depop as a discontinued operation beginning in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (“Q1 2026 Quarterly Report”).
The unaudited pro forma consolidated financial statements presented below have been prepared in accordance with Article 11 of Regulation S-X and has been derived from the Company’s historical consolidated financial statements and are being presented to give effect to the sale of Depop.
The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2026 adjusts the Company’s assets, liabilities, and stockholders' deficit to reflect the sale of Depop as of March 31, 2026, including but not limited to, recognition of a gain on sale in accumulated deficit of $805.0 million. The amount of the actual gain on sale to be recorded within our consolidated statements of operations for the three and nine months ended September 30, 2026 will be calculated based on the carrying value of Depop as of the Closing Date, and therefore may differ materially from the gain on sale presented below. The Unaudited Pro Forma Consolidated Statements of Operations for the fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023 give effect to the sale of Depop as if it had been consummated on January 1, 2023. A pro forma consolidated statement of operations for the three months ended March 31, 2026 is not presented because the historical unaudited condensed consolidated statement of operations included in the Company’s Q1 2026 Quarterly Report already reflects Depop as a discontinued operation.
The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with:
i.The unaudited interim historical condensed consolidated financial statements of the Company, the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Q1 2026 Quarterly Report.
ii.The audited historical financial statements of the Company, the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023.
The unaudited pro forma consolidated financial information is provided for informational purposes only and does not purport to represent the Company’s actual financial condition or results of operations had the Depop sale occurred on the dates indicated nor does it project the Company’s results of operations or financial condition for any future period or date. The Company has prepared the unaudited pro forma financial information based on available information and using certain assumptions that the Company’s management believes are reasonable as of the date of this filing. As a result, the actual results reported by the Company in periods following the Depop sale may differ materially from this unaudited pro forma consolidated financial information.
Pro Forma Consolidated Balance Sheet (Unaudited)
(In thousands, except per share amounts)

	As of March 31, 2026
	Historical (As Reported)	Removal of Depop Discontinued Operations (Note A)	Transaction Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,214,374	$—	$1,399,914	B (i)	$2,614,288
Short-term investments	211,391	—	—		211,391
Accounts receivable, net of expected credit losses	8,711	—	—		8,711
Prepaid and other current assets	98,625	—	—		98,625
Funds receivable and seller accounts	185,863	—	—		185,863
Current assets of discontinued operations	393,845	(393,845)	—		—
Total current assets	2,112,809	(393,845)	1,399,914		3,118,878
Restricted cash	7,591	—	—		7,591
Property and equipment, net of accumulated depreciation and amortization	202,426	—	—		202,426
Goodwill	37,600	—	—		37,600
Intangible assets, net of accumulated amortization	13,168	—	—		13,168
Deferred tax assets	114,612	—	—		114,612
Long-term investments	150,591	—	—		150,591
Other assets	42,256	—	—		42,256
Total assets	$2,681,053	$(393,845)	$1,399,914		$3,687,122
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$15,444	$—	$—		$15,444
Accrued expenses	260,602	—	20,632	(C)	281,234
Short-term debt, net	649,301	—	—		649,301
Funds payable and amounts due to sellers	185,863	—	—		185,863
Deferred revenue	30,347	—	—		30,347
Other current liabilities	57,142	—	—		57,142
Current liabilities of discontinued operations	51,854	(51,854)	—		—
Total current liabilities	1,250,553	(51,854)	20,632		1,219,331
Finance lease obligations—net of current portion	91,902	—	—		91,902
Deferred tax liabilities	9,783	—	—		9,783
Long-term debt, net	2,334,570	—	—		2,334,570
Other liabilities	131,117	—	—		131,117
Total liabilities	3,817,925	(51,854)	20,632		3,786,703
Stockholders’ deficit:
Common stock ($0.001 par value, 1,400,000 shares authorized as of March 31, 2026; 94,887 shares issued and outstanding as of March 31, 2026)	95	—	—		95
Preferred stock ($0.001 par value, 25,000 shares authorized as of March 31, 2026)	—	—	—		—
Additional paid-in capital	1,583,820	—	—		1,583,820
Accumulated deficit	(2,480,727)	—	795,126	B (ii), (C)	(1,685,601)
Accumulated other comprehensive (loss) income	(240,060)	—	242,165	B (iii)	2,105
Total stockholders’ deficit	(1,136,872)	—	1,037,291		(99,581)
Total liabilities and stockholders’ deficit	$2,681,053	$(51,854)	$1,057,923		$3,687,122
See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements.

Etsy, Inc.

Pro Forma Consolidated Statement of Operations (Unaudited)
(In thousands, except per share amounts)

	Year ended December 31, 2025
	Historical (As Reported)	Removal of Depop Discontinued Operations (Note A)	Removal of Reverb (Note D)	Transaction Adjustments (Note E)	Pro Forma
Revenue	$2,883,501	$(186,559)	$(43,236)	$—	$2,653,706
Cost of revenue	817,800	(108,770)	(21,439)	91	687,682
Gross profit	2,065,701	(77,789)	(21,797)	(91)	1,966,024
Operating expenses:
Marketing	914,830	(119,012)	(11,380)	251	784,689
Product development	450,192	(48,988)	(7,270)	1,363	395,297
General and administrative	332,766	(18,666)	(9,774)	8,216	312,542
Asset impairment charge	101,703	—	(101,703)	—	—
Total operating expenses	1,799,491	(186,666)	(130,127)	9,830	1,492,528
Income from operations	266,210	108,877	108,330	(9,921)	473,496
Other expense:
Interest expense	(18,509)	—	—	—	(18,509)
Interest and other income	44,489	—	380	—	44,869
Foreign exchange loss	(40,428)	53	(573)	—	(40,948)
Loss on sale of business	(5,097)	—	—	—	(5,097)
Total other expense	(19,545)	53	(193)	—	(19,685)
Income before income taxes	246,665	108,930	108,137	(9,921)	453,811
Provision for income taxes	(83,683)	(552)	109	—	(84,126)
Net income	$162,982	$108,378	$108,246	$(9,921)	$369,685
Net income per share attributable to common stockholders:
Basic	$1.59				$3.61
Diluted	$1.39				$3.06
Weighted average common shares outstanding:
Basic	102,356				102,356
Diluted	124,114				124,114
See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements.

Etsy, Inc.

Pro Forma Consolidated Statement of Operations (Unaudited)
(In thousands, except per share amounts)

	Year ended December 31, 2024
	Historical (As Reported)	Removal of Depop Discontinued Operations (Note A)	Pro Forma
Revenue	$2,808,332	$(129,411)	$2,678,921
Cost of revenue	774,554	(87,245)	687,309
Gross profit	2,033,778	(42,166)	1,991,612
Operating expenses:
Marketing	856,565	(65,592)	790,973
Product development	443,056	(45,549)	397,507
General and administrative	353,949	(24,125)	329,824
Total operating expenses	1,653,570	(135,266)	1,518,304
Income from operations	380,208	93,100	473,308
Other income:
Interest expense	(13,806)	—	(13,806)
Interest and other income	30,982	—	30,982
Foreign exchange gain	13,391	69	13,460
Total other income	30,567	69	30,636
Income before income taxes	410,775	93,169	503,944
Provision for income taxes	(107,494)	(25,126)	(132,620)
Net income	$303,281	$68,043	371,324
Net income per share attributable to common stockholders:
Basic	$2.64		$3.23
Diluted	$2.35		$2.87
Weighted average common shares outstanding:
Basic	114,944		114,944
Diluted	131,721		131,721
See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements.

Etsy, Inc.

Pro Forma Consolidated Statement of Operations (Unaudited)
(In thousands, except per share amounts)

	Year ended December 31, 2023
	Historical (As Reported)	Removal of Depop Discontinued Operations (Note A)	Pro Forma
Revenue	$2,748,377	$(88,637)	$2,659,740
Cost of revenue	828,675	(64,498)	764,177
Gross profit	1,919,702	(24,139)	1,895,563
Operating expenses:
Marketing	759,196	(47,290)	711,906
Product development	469,332	(45,149)	424,183
General and administrative	343,242	(18,813)	324,429
Asset impairment charge	68,091	—	68,091
Total operating expenses	1,639,861	(111,252)	1,528,609
Income from operations	279,841	87,113	366,954
Other income:
Interest expense	(14,042)	—	(14,042)
Interest and other income	35,999	6	36,005
Foreign exchange loss	(6,348)	168	(6,180)
Loss on sale of business	(2,630)	—	(2,630)
Total other income	12,979	174	13,153
Income before income taxes	292,820	87,287	380,107
Benefit (provision) for income taxes	14,748	(29,851)	(15,103)
Net income	$307,568	$57,436	365,004
Net income per share attributable to common stockholders:
Basic	$2.51		$2.98
Diluted	$2.24		$2.65
Weighted average common shares outstanding:
Basic	122,503		122,503
Diluted	140,145		140,145
See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements.

Etsy, Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements
Basis of Presentation
The accompanying unaudited pro forma consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission on the basis described under the heading “Introduction.”
Adjustments
Transaction Adjustments
The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2026, and the Unaudited Pro Forma Consolidated Statements of Operations for the fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023, include the following transaction adjustments:
(A)Reflects the deconsolidation of assets and liabilities disposed of in connection with the sale of Depop from the historical information presented. The Unaudited Pro Forma Consolidated Statements of Operations present Depop as discontinued operations. Additionally, the Depop discontinued operations provision for income taxes of ($552) thousand, ($25.1) million, and ($29.9) million for each of the fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023, respectively, reflects both the income tax effect as if Depop was reported on a separate return basis of $78 thousand, ($13.2) million, and ($19.4) million, respectively, as well as the income tax effect on Etsy from the sale of Depop of ($630) thousand, ($11.9) million, and ($10.5) million, respectively.
(B)Reflects the sale of Depop pursuant to the Purchase Agreement, which includes adjustments required to record the net cash proceeds received in connection with the sale and recognition of the gain on sale in accumulated deficit as if the transaction had occurred on March 31, 2026. The amount of the actual gain on sale to be recorded within our consolidated statements of operations for the three and nine months ended September 30, 2026 will be calculated based on the carrying value of Depop as of the Closing Date, and therefore may differ materially from the gain on sale presented below.
(i)Net cash proceeds in connection with the sale of Depop are as follows (in thousands):

Base purchase price	$1,200,000
Purchase price adjustments and interest	199,914
Net cash proceeds	$1,399,914
(ii)The gain on sale of Depop recorded to accumulated deficit, assuming the sale was completed as of March 31, 2026, is as follows (in thousands):

Net cash proceeds	$1,399,914
Net assets sold	(341,991)
Accumulated other comprehensive loss	(242,165)
Costs to sell	(10,711)
Gain on sale	$805,047
(iii)Reflects the release of currency translation adjustments directly attributable to Depop in the amount of $242.2 million.
(C)Reflects the recognition of accrued expenses of approximately $20.6 million related to non-recurring costs to sell of $10.7 million and non-recurring transaction costs of $9.9 million estimated to be incurred subsequent to March 31, 2026. The $10.7 million of costs to sell is included in the gain on sale of $805.0 million and recorded to accumulated deficit as per Note B (ii) above. The transaction costs of $9.9 million are recorded to accumulated deficit for a net adjustment to accumulated deficit of $795.1 million.
(D)Other than the adjustment for the year ended December 31, 2025 to remove the results of operations for Reverb Holdings, Inc. (“Reverb”) through its June 2, 2025 sale date, the Unaudited Pro Forma Consolidated Statements of Operations have not been adjusted to exclude Reverb’s results of operations for the years ended December 31, 2024 or 2023 or Elo7 Serviços de Informática S.A. results of operations through its

Etsy, Inc.

August 10, 2023 sale date for the year ended December 31, 2023. Accordingly, the pro forma results for the years ended December 31, 2024 and 2023 do not represent Etsy’s results excluding all businesses disposed of during the periods presented. The pro forma adjustments are limited to those required or permitted under Article 11 of Regulation S-X for the transactions and periods reflected herein.
(E)Reflects non-recurring transaction costs incurred or estimated to be incurred through the Closing Date, and primarily relate to legal fees and employee transaction bonuses. The transaction adjustments are not deductible for tax purposes, therefore no tax rate is applied.